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                                                                    EXHIBIT 10.8





                           BURLINGTON RESOURCES INC.

                           SUPPLEMENTAL BENEFITS PLAN




               As Amended and Restated Effective October 1, 1994
                     (Originally Effective January 1, 1989)




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                           BURLINGTON RESOURCES INC.

                           SUPPLEMENTAL BENEFITS PLAN


                               Table of Contents
                               -----------------

                                                            Page
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
Section 1        Definitions   . . . . . . . . . . .          1
Section 2        Administration  . . . . . . . . . .          3
Section 3        Participants  . . . . . . . . . . .          4
Section 4        Benefits  . . . . . . . . . . . . .          4
Section 5        General Provisions  . . . . . . . .         11




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                           BURLINGTON RESOURCES INC.

                           SUPPLEMENTAL BENEFITS PLAN

                                    PREAMBLE

       WHEREAS, Burlington Resources Inc. ("the Company") established the Burlington Resources Inc. Supplemental Benefits Plan ("the Plan") effective January 1, 1989 in order for the Company to attract and retain exceptional employees; and

       WHEREAS, the Company amended and stated the Plan as of January 1, 1990 and desires to amend and restate the Plan to effect certain changes;

       NOW, THEREFORE, the Company does hereby amend and restate the Plan as set forth herein, effective October 1, 1994.

                                   SECTION 1

                                  DEFINITIONS

       For purposes of the Plan, the following terms shall have the meanings indicated:

1.1 Beneficiary means the person(s) designated by a Participant, on a form provided by the Management Committee and filed with the Company's Human Resources Department, to receive benefits from the Plan in the event of his or her death. A Participant may change his or her beneficiary designation at any time. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant's surviving spouse or, if none, his or her estate.

1.2        Board means the Board of Directors of the Company.

1.3        Code means the Internal Revenue Code of 1986, as amended.

1.4        Company means Burlington Resources Inc., a Delaware corporation.
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1.5        Company Stock Account means a notional subaccount of a Memorandum
           Account credited with Phantom Stock, as provided in Section 4.5.

1.6        Deferred Compensation Plans means the Burlington Resources Inc.
           Deferred Compensation Plan, the Company's Incentive Compensation Plan and other similar plans maintained by an Employer and such additional deferred compensation plans as may be designated by the Company from time to time.

1.7        Employer means the Company and its subsidiaries.

1.8 Fair Market Value means, as applied to a specific date, the mean between the highest and lowest quoted selling prices at which the common stock of the Company was sold on such date as reported in the NYSE Corporate Transactions by The Wall Street Journal on such date or, if no Company common stock was traded on such date, on the next preceding day on which its common stock was so traded.

1.9 Interest Account means a notional subaccount of a Memorandum Account credited with interest, as provided in Section 4.5.

1.10       Management Committee means the committee appointed pursuant to
           Section 2.1 to administer the Plan.

1.11 Participant means each employee who participates in the Plan in accordance with Section 3.

1.12 Pension Plan means the Burlington Resources Inc. Pension Plan and any pension plans maintained by an Employer.

1.13 Permanent Disability means the Management Committee has found, upon the basis of medical evidence satisfactory to it, that a Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further full-time employment by the Employers and that such disability is reasonably expected to be permanent or long-term.




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1.14       Phantom Stock means a phantom or notional share of common stock of the Company. A Participant shall not possess any rights of a stockholder of the Company with respect to a share of Phantom Stock, including, without limitation, rights concerning voting and dividends. A share of Phantom Stock shall be payable solely in cash under the Plan.

1.15 Plan means the Burlington Resources Inc. Deferred Compensation Plan either in its previous or present form or as amended from time to time.

1.16       RSP means the Burlington Resources Inc. Retirement Savings Plan.

1.17 Surviving Spouse means the person to whom surviving spouse death benefits are to be paid pursuant to the terms of the Pension Plan.

1.18 Termination means a Participant's termination of employment with the Employers, including by reason of death or retirement, but excluding by reason of Permanent Disability.

                                   SECTION 2

                                 ADMINISTRATION

       2.1 Management Committee. The Plan shall be administered by a management committee (the Management Committee") consisting of such executives of the Company as the Chief Executive Officer of the Company shall designate. Subject to review by the Compensation and Nominating Committee of the Company's Board of Directors, the Management Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, select eligible Participants, determine a Participant's (or Surviving Spouse's or Beneficiary's) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Management Committee shall be final and binding upon all Participants, Surviving Spouses and Beneficiaries. No member




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 of the Management Committee shall vote on any matter that pertains solely to himself or herself.

                                   SECTION 3

                                  PARTICIPANTS

       3.1 Participants. The Management Committee shall determine and designate the executives of the Company and other key employees of the Employers who are eligible to receive benefits under the Plan (the Participants"). Participants will be limited to those employees who, because of their management or staff positions, have the principal responsibility for the management, direction and success of the Company as a whole or a subsidiary or a particular business unit thereof. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan. Each Participant must be a "member of a select group of management" or "highly compensated," as those terms are defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

                                   SECTION 4

                                    BENEFITS

       4.1 Supplemental Pension Benefits. Upon a Participant's Termination, the Company shall pay or cause to be paid to such Participant (or his or her Surviving Spouse in the case of his or her death) supplemental pension benefits under this Plan which, when combined with the amounts he or she is entitled to receive under the Pension Plan, shall equal the retirement or Surviving Spouse death benefits which would have been payable to the Participant or his or her Surviving Spouse had the Pension Plan's benefit formula been applied:

              (a) without regard to any of the limitations of Section 415 of the Code,

              (b) by including in the Participant's compensation during the period for which the Pension Plan benefits are computed, to the extent not already done so under the Pension Plan, any amount that has not




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                     been taken into account due to (i) the limitations of
                     Section 401(a)(17) of the Code, (ii) an elective reduction of compensation by the Participant under Section 125 or 401(k) of the Code or (iii) the deferral of compensation under a Deferred Compensation Plan, and

              (c) by taking into account any service granted to the Participant and any benefit formula adjustments required by an employment contract with the Employer.

       Supplemental pension benefits under this Section 4.1 shall be vested and nonforfeitable to the same extent that the related benefits under the Pension Plan are vested and nonforfeitable.

       4.2 Supplemental RSP Benefits. Upon a Participant's Termination or Permanent Disability, the Company shall pay or cause to be paid to such Participant (or his or her Beneficiary in the case of his or her death) supplemental RSP benefits calculated as described below. The Company shall periodically determine the amount of any additional Employer matching contributions that would have been credited to a Participant's account under the RSP if his or her current election of Participant contributions had been given effect and no adjustment of such contributions had occurred due to

              (a) the maximum dollar limit under Section 415(c)(1)(A) of the Code on RSP annual additions,

              (b) the maximum limit under Section 401(a)(17) of the Code on the Participant's compensation taken into account under the RSP, and

              (c) any further reductions in the Participant's compensation taken into account under the RSP as a result of any deferrals of compensation (i) elected by the Participant pursuant to Section 125 or Section 401(k) of the Code or
                     (ii) under a Deferred Compensation Plan.




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       From time to time, as determined by the Management Committee, the
Company shall allocate amounts equal to such additional Employer matching contributions ("Employer Matching Contributions") to a notional ledger account (the "Memorandum Account") for the Participant as of the time or times that such amounts would have been contributed to the RSP if permitted thereunder.

       Supplemental RSP benefits under this Section 4.2 shall be vested and nonforfeitable to the same extent that the related Employer matching contributions under the RSP are vested and nonforfeitable.

       4.3 Other Supplemental Benefits. Upon a Participant's Termination or Permanent Disability, the Company shall pay or cause to be paid to such Participant (or his or her Beneficiary in the case of his or her death) other supplemental benefits as determined by the Management Committee and contained in the Participant's employment contract or other agreement with the Employer. Other supplemental benefits under this Section 4.3 shall be vested and nonforfeitable to the extent provided in the applicable employment contract or agreement.

       4.4 Determination of Lump Sum Supplemental Pension Benefit Payments. The amount of a lump sum payment of supplemental pension benefits to a Participant (or his or her Surviving Spouse in the event of the Participant's Termination on account of death) shall be determined by calculating the benefit according to the terms of the Pension Plan as a whole life annuity, then calculating the present value of such benefit, using the actuarial assumptions specified in the Pension Plan for determining benefits of equivalent value except, in lieu of the Pension Benefit Guaranty Corporation ("PBGC") rates for calculating lump sums specified in the Pension Plan, the interest rate shall be the immediate PBGC rate in effect on January 1 of the year in which the lump sum payment becomes payable (or such other date during such year as the Management Committee, in its sole discretion, may designate).




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       4.5    Investment of Accounts.  Except as provided below, each
Memorandum Account shall accrue interest on the phantom Employer Matching Contributions credited to such Account from such date of crediting through the date of the distribution of such account. Such interest shall be credited to the Memorandum Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Memorandum Accounts.

       With respect to any year beginning after 1993, a Participant may irrevocably request that the Management Committee credit all or a specified percentage of his or her Employer Matching Contributions for that year in shares of Phantom Stock; however, the Management Committee shall not be obligated to honor any such Participant's request. If the Management Committee elects to honor any such request, it shall establish a separate notional subaccount for such Participant under his or her Memorandum Account, which shall be credited with whole and fractional shares of Phantom Stock periodically as of the payroll dates as of which the Employer Matching Contributions for such year are to be credited, and phantom (notional) dividends with respect to the credited Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock (the "Company Stock Account"). All credits and debits to the Company Stock Account shall be made based on the Fair Market Value per share of the Company's common stock on the applicable date. If the Management Committee chooses to not honor any such Participant's request to invest his or her Memorandum Account in shares of Phantom Stock, the Participant's Employer Matching Contributions automatically shall be credited with interest.

       4.6 Special Phantom Stock Investment Elections. Each Participant who has a Memorandum Account under the Plan on October 1, 1994 (including with




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respect to Employer Matching Contributions credited or to be credited in 1994)
shall be given a one-time irrevocable election to request that all or a specified percentage of his or her Memorandum Account as of that date, as elected by the Participant, be invested in the Company Stock Account; however, the Management Committee shall not be obligated to honor any such request.
This election shall be in such form as the Management Committee shall establish, and must be made prior to October 1, 1994.

       4.7 Change in Section 16(b) Rules. Notwithstanding anything in the Plan to the contrary, if the rules promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, are amended or interpreted by the Securities and Exchange Commission to permit "insiders" to make investment changes with respect to their accounts under cash only type of plans like the Plan, the Management Committee, in its sole discretion, may amend the Plan in any manner it deems appropriate to allow Participants the ability to request, from time to time, investment changes with respect to their future Employer Matching Contributions and/or their existing Memorandum Account balance under the Plan and may also add additional phantom subaccounts under the Plan for such other investments as the Management Committee deems appropriate to offer under the Plan.

       4.8 Time and Manner of Payments. Except as provided below, upon a Participant's Termination (and with respect to a Participant's RSP benefit, upon his or her Permanent Disability), the Company shall pay to such Participant (or to his or her Surviving Spouse or Beneficiary in case of the Participant's death) an amount in cash equal to (i) the present value of the Participant's accrued supplemental pension benefits under Section 4.1, and/or
(ii) the balance then credited to his or her Memorandum Account under Section
4.2 as follows:

              (a)    a lump sum payment; or

              (b) in 60 consecutive substantially equal monthly installments; or

              (c) in 120 consecutive substantially equal monthly installments,




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       whichever form of payment has been elected by the Participant with respect to such benefit. However, if a Participant elects to receive the distribution of a Company Stock Account under Section 4.5 in installments, his or her Company Stock Account automatically shall be converted into an Interest Account as of the Participant's date of Termination or Permanent Disability, as the case may be.

       Payment of benefits shall commence or be made in the month following the month in which the Participant's Termination or Permanent Disability date occurs, whichever is applicable; provided, however, if the Management Committee determines that all or part of a payment to be made to a Participant pursuant to this Section 4.8 would be nondeductible by the Company or a subsidiary for Federal tax purposes due to the limitations of Section 162(m) of the Internal Revenue Code, so much of the payment, if any, that would be deductible in the year of Termination (or Permanent Disability) shall be paid to the Participant immediately following his or her Termination (or Permanent Disability date) and, unless the Management Committee, in its sole discretion, directs otherwise, the balance of the benefit shall be paid to the Participant not later than the end of the third month of the next following year, with such delayed payment being based on the value of the benefit at the time of such actual payment.

       Notwithstanding anything in the Plan to the contrary, each Participant who has a benefit under Section 4.1 or 4.2 of the Plan on October 1, 1994 shall be given a one-time, irrevocable election to elect, within the distribution options specified above, the manner in which his or her supplemental pension benefit and/or RSP Memorandum Account benefit are to be paid on his or her Termination or Permanent Disability; provided, however, no such election shall be effective with respect to any Termination or Permanent Disability occurring prior to January 1, 1995, unless such Termination is due to the Participant's death, Permanent Disability occurring after October 1, 1994, or involuntary termination by the




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Company or a subsidiary (whether a termination is involuntary shall be determined by the Committee). Such election shall be in such form as established by the Management Committee and must be made prior to October 1, 1994.

       Further, if the Management Committee determines at any time that Participants may be given the ability to change their election as to the form of distribution of their benefits without causing the loss of any exempt treatment to "insiders" for securities laws purposes, the Management Committee may amend the Plan to provide for such election changes as it deems appropriate.

       The payment of any other supplemental benefits pursuant to an employment contract under Section 4.3 shall be made as provided in the employment contract.

       4.9 Acceleration of Payments. Notwithstanding a Participant's election to the contrary, the Management Committee, in its sole discretion, may accelerate the payment of all or part of a Participant's benefits under the Plan in the event of the Participant's Termination (or the Participant's RSP Memorandum Account benefit in the event of his or her Permanent Disability), or upon its determination that the Participant (or his or her Surviving Spouse or Beneficiary in the case of the Participant's death) has incurred a "severe financial hardship" resulting from a sudden and unexpected illness or accident of such person or of a dependent, a loss of such person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such person. The Management Committee in making its determination of severe financial hardship may consider such factors and require such information as it deems appropriate, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of such person's assets, to the extent liquidation of such assets will not itself cause severe financial hardship. However,




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notwithstanding the foregoing, the Management Committee shall not accelerate the payment of any Company Stock Account maintained for a Participant if such acceleration would cause the loss on any exempt treatment under the Plan for "insiders" for securities laws purposes.

                                   SECTION 5

                               GENERAL PROVISIONS

       5.1 Unfunded Obligation. The amounts to be paid to Participants and/or their Surviving Spouses and Beneficiaries pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Memorandum Account and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.

       5.2 Incapacity of Participant or Beneficiary. If the Management Committee finds that any Participant, Surviving Spouse or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or




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sister of such Participant, Surviving Spouse or Beneficiary or to any person whom the Management Committee has determined has incurred expense for such Participant, Surviving Spouse or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

       5.3 Nonassignment. The right of a Participant, Surviving Spouse or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

       5.4 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Employers, nor interfere in any way with the right of an Employer to terminate the employment of such Participant at any time without assigning any reason therefor.

       5.5 Withholding Taxes. Appropriate taxes shall be withheld from a Participant's compensation and all payments made to Participants, Surviving Spouses and Beneficiaries pursuant to the Plan.

       5.6 Termination and Amendment. The Compensation and Nominating Committee of the Board of Directors of the Company may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation and Nominating Committee may reinstate any or all of its provisions. The Management Committee may also amend the Plan; provided, however, it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan (provided, however, the addition of new notional subaccounts for investments shall not be deemed an increase in the obligations of the Company), or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Surviving Spouse or




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
Beneficiary to receive the benefits accrued hereunder prior to the effective date of such amendment, suspension or termination.

       If the Plan is terminated, Participants, Surviving Spouses and Beneficiaries who have accrued benefits under the Plan as of the date of termination will receive payment of such benefits at the times specified in the Plan.

       5.7 Compliance with Securities Laws. It is the intention of the Company that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Plan shall be construed to meet the requirements for exemption from Section 16 of the Exchange Act and, if any Plan provision is later found to be contrary to meeting the requirements for such exemption, that provision shall be deemed null and void. Notwithstanding anything in the Plan to the contrary, the Compensation and Nominating Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

       5.8 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Texas.




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